                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant /X/
Filed by a party other than the registrant / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      CHAMPION INTERNATIONAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      CHAMPION INTERNATIONAL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-111

- --------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:


        ------------------------------------------------------------------------

     (3)  Filing party:


        ------------------------------------------------------------------------

     (4)  Date filed:


        ------------------------------------------------------------------------


  1Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]

      One Champion Plaza
      Stamford, Connecticut 06921





                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 1996
- --------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of Champion International Corporation will be held at One Champion Plaza, Stamford, Connecticut, on Thursday, May 16, 1996 at 9:30 a.m., for the following purposes:

      1. To elect five directors, one to serve until the 1997 Annual Meeting of Shareholders, one to serve until the 1998 Annual Meeting of Shareholders and three to serve until the 1999 Annual Meeting of Shareholders.

      2. To consider and act upon a proposal to approve the appointment of Arthur Andersen LLP as auditors for 1996.

      3. To transact such other business as may come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 28, 1996 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the meeting.

     Please mark, sign and return promptly the accompanying proxy so that your shares may be represented at the meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary
Champion International Corporation
One Champion Plaza
Stamford, Connecticut 06921

April 11, 1996

                       CHAMPION INTERNATIONAL CORPORATION
                                PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is being solicited by the Board of Directors of Champion International Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on May 16, 1996. A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting or by filing a revocation with the inspectors of election.

     The Company will pay the cost of this solicitation of proxies for the meeting. In addition to using the mails, officers and other employees may solicit proxies in person and by telephone and other methods of telecommunication. The Company will reimburse brokers, banks and others who are record holders of the Company's stock for their reasonable expenses incurred in obtaining voting instructions from the beneficial owners of such stock. In addition, Morrow & Co., Inc., which will assist the Company in soliciting proxies, will be paid a fee estimated at $15,000.

     This Proxy Statement and the accompanying proxy are scheduled to be sent to shareholders commencing on April 11, 1996.

VOTING RIGHTS

     Only holders of record at the close of business on March 28, 1996 of the Company's Common Stock are entitled to notice of and to vote at the meeting or any adjournment thereof. At the close of business on the record date, there were outstanding 95,533,075 shares of Common Stock. Each share of Common Stock is entitled to one vote.

     Voting is on a confidential basis except in certain limited circumstances. The Company's confidential voting policy provides that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be held permanently in confidence from the Company except (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the inspectors of election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Company's transfer agent, Chemical Mellon Shareholder Services, L.L.C., will tabulate the vote, and employees of the transfer agent will serve as inspectors of election. Proxies and benefit plan voting instructions are returned in envelopes addressed to the transfer agent and, except in the limited circumstances specified above, are not seen by or reported to the Company.

     Directors will be elected by a plurality of the votes cast in the election of directors. Under New York law, votes withheld with respect to one or more of the nominees will not be counted as votes cast for such individuals and, accordingly, will have no effect on the outcome of the vote. Similarly, under New York law, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners, if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

     Approval of the appointment of auditors requires the affirmative vote of a majority of the votes cast on that proposal. Under New York law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, which is the only outstanding class of voting securities of the Company. The percent owned by each such person is based upon the total number of shares outstanding on the record date.

       Name and Address              Amount and Nature        Percent
     of Beneficial Owner          of Beneficial Ownership     of Class
- ----------------------------------------------------------------------
Oppenheimer Group, Inc.
Oppenheimer Tower
World Financial Center              7,877,307 shares(1)         8.25%
New York, New York 10281(1)

Wellington Management Company
75 State Street                     6,483,900 shares(2)         6.79%
Boston, Massachusetts 02109(2)

Ark Asset Management Co., Inc.
One New York Plaza                  5,371,000 shares(3)         5.62%
New York, New York 10004(3)
- ----------------------------------------------------------------------

        (1) This information is as of December 31, 1995 and is based upon a Schedule 13G filed with the Securities and Exchange Commission by Oppenheimer Group, Inc. In its report, Oppenheimer Group, Inc. stated that (i) such shares collectively are beneficially owned by Oppenheimer Capital, Oppenheimer Financial Corp., Oppenheimer Equities, Inc., Oppenheimer Holdings, Inc. and Oppenheimer & Co., Inc. (together, the "Oppenheimer Companies"), and (ii) the Oppenheimer Companies have shared voting and shared dispositive power with respect to all of such shares.

        (2) This information is as of December 31, 1995 and is based upon a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company. In its report, Wellington Management Company stated that (i) it has shared voting power with respect to 510,100 of such shares and shared dispositive power with respect to all of such shares, and (ii) such shares are owned by various investment advisory clients, principally Vanguard/Windsor Fund, Inc. In a Schedule 13G filed with the Securities and Exchange Commission, Vanguard/Windsor Fund, Inc., P.O. Box 2600, Valley Forge, Pennsylvania 19482, reported that as of December 31, 1995 it beneficially owned 5,700,000 shares of the Company's Common Stock, with sole voting and shared dispositive power with respect to all of such shares; such shares represented 5.97% of the outstanding Common Stock of the Company.

        (3) This information is as of December 31, 1995 and is based upon a Schedule 13G filed with the Securities and Exchange Commission by Ark Asset Management Co., Inc. In its report, Ark Asset Management Co., Inc. stated that it has sole voting power with respect to 3,921,000 of such shares and sole dispositive power with respect to 5,319,600 of such shares.

THE BOARD OF DIRECTORS

GENERAL

     The Board of Directors, which is divided into three classes normally elected for three-year terms, presently consists of 12 directors.

     Ten regular meetings and two special meetings of the Board were held in 1995. Ten regular meetings are scheduled for 1996, one in each month except July and December. All directors attended at least 75% of the Board meetings and meetings of committees on which they served during 1995.

THE NOMINEES

     In accordance with the recommendation of its Committee on Board Affairs, the Board of Directors has chosen five persons as nominees for election to the Board.

     Robert A. Charpie, Alice F. Emerson, Allan E. Gotlieb and Kenwood C. Nichols, who previously have been elected by the shareholders and whose terms will expire at the 1996 Annual Meeting of Shareholders, are nominees for re-election to the Board. Ms. Emerson and Mr. Nichols have been nominated for regular three-year terms expiring at the 1999 Annual Meeting. In accordance with the By-Laws, Mr. Charpie has been nominated for a one-year term expiring at the 1997 Annual Meeting, and Mr. Gotlieb has been nominated for a two-year term expiring at the 1998 Annual Meeting.

     Lawrence A. Bossidy was elected by the Board of Directors since the last Annual Meeting. He now is a nominee for election by the shareholders for a regular three-year term expiring at the 1999 Annual Meeting.

     If, for any reason, any of the nominees should not be a candidate for election at the meeting, the proxies may be voted for another person nominated by the Board of Directors or the number of directors may be reduced accordingly. The Committee on Board Affairs does not anticipate that any of the nominees will be unavailable.

INFORMATION ON THE NOMINEES AND DIRECTORS

     The following table sets forth the names of the nominees and the directors continuing in office after the 1996 Annual Meeting, their terms of office, the years in which they first became directors of the Company and their ages.

                      Name                    Term Will Expire       First Elected a Director       Age
        -----------------------------------------------------------------------------------------------
        Lawrence A. Bossidy                         1999                       1995                 61
        Robert A. Charpie                           1997                       1975                 70
        Alice F. Emerson                            1999                       1993                 64
        Allan E. Gotlieb                            1998                       1989                 68
        L. C. Heist                                 1997                       1987                 64
        Sybil C. Mobley                             1998                       1981                 70
        Kenwood C. Nichols                          1999                       1989                 56
        Lawrence G. Rawl                            1998                       1989                 67
        Walter V. Shipley                           1997                       1983                 60
        Andrew C. Sigler                            1998                       1973                 64
        Richard E. Walton                           1997                       1987                 64
        John L. Weinberg                            1998                       1989                 71
        -----------------------------------------------------------------------------------------------

     Mr. Bossidy has been Chief Executive Officer of AlliedSignal Inc., a manufacturer of aerospace and automotive products and engineered materials, since 1991 and Chairman of the Board of AlliedSignal since 1992. From 1957 to 1991, he served in various executive and financial positions, including Vice Chairman and Executive Officer, at General Electric Company, a diversified services and manufacturing company. He also is a director of Merck & Co., Inc.

     Mr. Charpie served as President of Cabot Corporation, a producer of chemicals, metals, oil and gas, from 1969 to 1986 and as Chairman of the Board of Cabot from 1986 to 1988. He is Chairman of Ampersand Venture Management Corporation, a venture capital investment management firm. He also is a director of Ashland Coal, Inc. and Federated Department Stores, Inc.

     Ms. Emerson is a Senior Fellow of The Andrew W. Mellon Foundation, a philanthropic institution. From 1975 until joining the Mellon Foundation in 1991, she served as President of Wheaton College in Norton, Massachusetts. She also is a director of AES Corporation, Bank of Boston Corporation and Eastman Kodak Company.

     Mr. Gotlieb served as Canada's Ambassador to the United States from 1981 to 1989 and as Chairman of Burson-Marsteller Canada, a public relations firm, from 1991 to 1995. He is a director of Alcan Aluminium Limited, Hollinger Inc., Peoples Jewellers Limited and Suncor Inc.

     Mr. Heist was elected President, Chief Operating Officer and a director of the Company in 1987. He also is a director of The Ryland Group, Inc.

     Mrs. Mobley has been Dean of the School of Business and Industry at Florida Agricultural and Mechanical University since 1974. She also is a director of Anheuser-Busch Companies, Inc., Dean Witter, Discover & Co., Hershey Foods Corporation and SBC Communications, Inc.

     Mr. Nichols was elected Vice Chairman and a director of the Company in 1989.

     Mr. Rawl was Chairman of the Board and Chief Executive Officer of Exxon Corporation, a petroleum company, from 1987 until 1993. He is a director of Warner-Lambert Company.

     Mr. Shipley is Chairman and Chief Executive Officer of The Chase Manhattan Corporation. From 1982 through March 1996, he served as Chairman and Chief Executive Officer or as President of Chemical Banking Corporation, which merged with and changed its name to The Chase Manhattan Corporation on March 31, 1996. He also is a director of NYNEX Corporation and The Reader's Digest Association, Inc.

     Mr. Sigler has been Chief Executive Officer of the Company since 1974 and Chairman of the Board since 1979. He also is a director of AlliedSignal Inc., Bristol-Myers Squibb Company, The Chase Manhattan Corporation and General Electric Company.

     Mr. Walton is a professor at the Harvard Graduate School of Business Administration. He joined the Harvard Business School faculty in 1968 and specializes in organizational development and work innovation in industry.

     Mr. Weinberg is Senior Chairman of Goldman, Sachs & Co. He is the former senior partner of Goldman Sachs, having served as chairman of its Management Committee from 1984 until 1990. He also is a director of Knight-Ridder, Inc. and The Seagram Company Ltd.

COMMITTEES

     The Board of Directors has four standing committees, each of which is composed entirely of outside directors. The membership and principal responsibilities of the Board committees are presented below.

         Audit Committee                                  Compensation and Stock Option Committee
         Walter V. Shipley, Chairman                      Lawrence G. Rawl, Chairman
         Richard E. Walton, Vice Chairman                 Robert A. Charpie
         Alice F. Emerson                                 John L. Weinberg
         Allan E. Gotlieb
         Sybil C. Mobley

         Committee on Board Affairs                       Pension Funding and Investment Committee
         Robert A. Charpie, Chairman                      Robert A. Charpie, Chairman
         Lawrence G. Rawl                                 Alice F. Emerson
         Walter V. Shipley                                Allan E. Gotlieb
         John L. Weinberg                                 Sybil C. Mobley
                                                          Richard E. Walton

     The Audit Committee recommends to the Board of Directors the firm of independent auditors to be engaged to audit the annual consolidated financial statements of the Company; reviews the annual audit plan as proposed by the independent auditors and the fees to be paid for such services; reviews management's engagement of independent auditors to perform non-audit services and determines whether such engagement unduly influences the auditors' independence; reviews and evaluates with the independent auditors the results of the audit process; reviews and evaluates the organization, scope of activity and effectiveness of the Company's internal audit function; discusses with senior management, the independent auditors and the internal audit department their observations with respect to the Company's system of internal accounting control; performs other activities deemed by the committee to provide necessary oversight of the Company's public financial reporting process; and performs other duties assigned by the Board of Directors. The Audit Committee held two meetings in 1995.

     The Committee on Board Affairs advises the Board of Directors on possible director nominees and on policy matters concerning the composition, organization, work and affairs of the Board and its committees. Shareholders are invited to submit matters of interest relating to the Company, including possible director nominees, for the consideration of this committee by writing to it at the Company's principal executive office. The Committee on Board Affairs held four meetings in 1995.

     The Compensation and Stock Option Committee has responsibility for the compensation of officers and other key employees and for significant salary increases proposed for other employees. This committee determines general management compensation policies, makes awards under the Company's incentive compensation plans and authorizes the holding of outside directorships by Company executives. The Compensation and Stock Option Committee held three meetings and took action by unanimous written consent four times in 1995.

     The Pension Funding and Investment Committee approves the actuarial methods and assumptions used in funding the Company's pension plans, approves the investment policy and guidelines of the plans and reviews the plans' investment performance. In addition, it establishes and monitors policies with respect to the voting of stock owned by the Company's pension plans. This committee also reviews and makes recommendations on pension and employee benefit matters submitted to the Board of Directors. The Pension Funding and Investment Committee held two meetings in 1995.

DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company receives an annual retainer of $30,000 for services as a director and a fee of $1,500 for each Board meeting attended. In addition, each committee chairman receives an annual retainer of $5,000, and committee members, including chairmen, receive a fee of $1,000 for each committee meeting attended. The Company provides $50,000 of group term life insurance and $200,000 of travel accident insurance to the outside directors as well as director liability insurance for all directors.

     At the director's option, fees are paid quarterly in cash as earned or converted into units equivalent to shares of the Company's Common Stock based on the closing price of the Common Stock on the last day of the quarter. Payment in respect of units is made in cash, at the election of the director, either in a single lump sum on any June 1 within 10 years after retirement from the Board or in up to 10 annual installments following retirement; payment is based on the average closing price of the Common Stock during the two calendar months preceding the lump sum payment or each installment payment. The number of units accrued in 1995 was equivalent to 5,352 shares, and the total number of units accrued for incumbent directors as of March 1, 1996 was equivalent to 51,968 shares.

     The Company maintains an unfunded retirement plan for directors who are not employees or former employees of the Company. Under the plan, each such director who serves on the Board of Directors for at least seven years and retires from the Board at or after age 65 receives an annual retirement benefit equal to the annual director's retainer in effect at the time of his or her retirement. This benefit is paid for a period equal to the number of years that the director served on the Board. All payments cease upon the death of the director; there are no survivor benefits.

STOCK OWNERSHIP BY NOMINEES, DIRECTORS AND
NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the shares and equivalent units of the Company's Common Stock beneficially owned, as of March 1, 1996, by each nominee and director, by each of the executive officers included in the Summary Compensation Table presented later in this Proxy Statement and by all directors and executive officers as a group.

          Name              Shares(1),(2)     Share Units(3)       Total
- --------------------------------------------------------------------------
Lawrence A. Bossidy             2,000                   -            2,000
William H. Burchfield          94,359               2,185           96,544
Robert A. Charpie               7,559              31,026           38,585
Alice F. Emerson                  430                   -              430
Allan E. Gotlieb                1,000                   -            1,000
L. C. Heist                   242,508               4,920          247,428
Sybil C. Mobley                   111                   -              111
Kenwood C. Nichols            178,173               2,889          181,062
Richard E. Olson               51,716               2,400           54,116
Lawrence G. Rawl                1,500               8,682           10,182
Walter V. Shipley               1,000                   -            1,000
Andrew C. Sigler              286,052               3,798          289,850
Richard E. Walton               1,900               4,017            5,917
John L. Weinberg                5,000               8,243           13,243
All directors and
  executive officers
  as a group(4)             1,186,730             115,377        1,302,107
- --------------------------------------------------------------------------

        (1) This column includes shares that executive officers have the right to acquire pursuant to stock options that are or will become exercisable within 60 days, as follows: Mr. Burchfield - 76,800 shares; Mr. Heist - 205,000 shares; Mr. Nichols - 154,000 shares; Mr. Olson - 36,000 shares; Mr. Sigler - 238,000 shares; and all executive officers as a group - 960,200 shares. The table does not include an additional 118,000 shares underlying stock options held by all executive officers as a group that are not exercisable within 60 days.

        (2) Certain directors and executive officers share voting or investment power with other persons with respect to 17,766 of such shares.

        (3) For the outside directors, share units represent retainers and meeting fees that have been deferred in the form of Common Stock equivalent units, as discussed above under "Directors' Compensation". For the executive officers, share units represent (i) matching contributions by the Company under the Nonqualified Supplemental Savings Plan in the form of Common Stock equivalent units that are settled in cash following or, under certain circumstances, prior to retirement, and (ii) annual contingent compensation that has been deferred in the form of Common Stock issuable following retirement. The value of all such share units fluctuates with the price of the Company's Common Stock.

        (4) All directors and executive officers as a group beneficially own approximately 1.23% of the outstanding Common Stock of the Company. No individual director or executive officer owns more than 1%.

EXECUTIVE COMPENSATION

     To provide shareholders with an understanding of the Company's executive compensation program, the following are presented below: (i) the Report on 1995 Executive Compensation by the Compensation and Stock Option Committee of the Board of Directors; (ii) the Summary Compensation Table; (iii) the Option/SAR Grant Table; (iv) the Option/SAR Exercise and Year-End Values Table; (v) the Pension Plan Table; (vi) Employment and Severance Agreements; and (vii) the Comparison of Five-Year Cumulative Total Return Graph.

REPORT ON 1995 EXECUTIVE COMPENSATION BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

                                    General

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") has the responsibility for the design and implementation of the Company's executive compensation program. The Committee is composed entirely of independent directors.

     The objective of the Company's executive compensation program is to attract and retain outstanding senior managers and to provide meaningful incentives for them to maximize long-term profitability and shareholder value. The program is designed to accomplish this objective through plans that (i) motivate senior managers and align their interests with those of the Company's shareholders by tying incentive compensation to various measures of Company and individual performance, and (ii) provide a base level of compensation that is competitive with other large industrial companies, including those in the forest products industry.

     The three principal components of the Company's executive compensation program, discussed in detail below, are salary, annual contingent compensation and stock options. 1995 was, by far, a record year for the Company in terms of earnings and free cash flow. The Company's operating performance also was outstanding in 1995, including annual increases in production of 2.8% and productivity (tons per mill employee) of 6.1% in its North American pulp and paper operations. The Committee believes that the Company's record financial performance and outstanding operating performance were properly reflected in executive compensation levels for 1995.

                               Comparative Groups

     In making decisions regarding executive compensation, the Committee reviews summaries of surveys prepared by outside compensation consultants with respect to the compensation levels of two comparative groups. One of these groups (the "Forest Products Group") consists of approximately 15 other large companies in the forest products industry. The other group (the "General Industrial Group") consists of approximately 300 industrial companies that are included in the Standard & Poor's 500 Stock Index. The information with respect to the companies in the General Industrial Group is adjusted to reflect their size (annual sales) in relation to the Company. The membership of each of the comparative groups is subject to modification from time to time as companies change the nature of their business, grow, downsize or are sold.

     The Committee uses the Forest Products and General Industrial Groups for compensation comparison purposes because it believes that these are the groups with which the Company competes for executive talent. The six companies that comprise the peer group (the "Commodity Paper Group") used in the Comparison of Five-Year Cumulative Total Return Graph in this Proxy Statement were selected by the Board of Directors because it believes that they constitute the Company's principal business competitors. While all of the members of the Commodity Paper Group are included in the Forest Products Group and most are included in the General Industrial Group, the Committee believes that executive compensation at the Company must be competitive with the broader spectrum of companies. Consequently, the peer groups for executive compensation purposes are not the same as the peer group for shareholder return purposes.

                                     Salary

     Every salaried employee of the Company, including each executive officer, is assigned to an existing grade level with a salary range that is designed to reflect competitive practice for his or her position. Potential annual salary increases also are designed to reflect competitive practice. Salary ranges for executive officer grade levels are targeted to approximate the 75th percentile of the Forest Products Group and the median of the General Industrial Group.

     In January 1995, the Committee approved a salary increase matrix for all executive officers. This same matrix also was used for all other salaried employees. One axis of this matrix relates to the individual's position (below minimum, lower third, middle third, upper third or over maximum) in the salary range for his or her grade level, and the other axis consists of three individual performance ratings. The lower an individual is in the salary range and the higher the individual's performance rating, the greater is the potential annual salary increase. The matrix sets forth a percentage salary increase (or no increase) for each of the 15 points at which the two axes intersect. The potential salary increase percentages included in the matrix are a function of competitive practice as described above and, to a limited extent, the Committee's judgment concerning the Company's financial performance and cash requirements.

     In the case of the executive officers of the Company, in January of each year the Committee determines the individual performance rating which, together with the executive's position in his salary range, establishes his salary increase for that year. This determination typically includes the Committee's evaluation of the executive's leadership qualities and his managerial and long-term strategic planning capabilities. Mr. Sigler received a salary increase of approximately 8% in 1995, which reflected his individual performance rating and position in his salary range.

                         Annual Contingent Compensation

     Annual contingent compensation is designed to provide short-term (one-year) incentives and rewards based upon Company and individual performance. Seventy-seven key employees, including all of the executive officers, participated in the annual contingent compensation plan in 1995.

     The plan, which has been approved by the Company's shareholders, limits awards to all participants in any year in accordance with a formula based upon specified percentages of annual pre-tax income minus specified percentages of shareholders' equity, but not exceeding the dividends paid on the Common Stock during that year, plus any amounts generated under the formula but not awarded as contingent compensation in prior years. The annual contingent compensation that is paid to each participant from the total pool available for awards is determined as described below.

     In early 1995, the Committee approved an annual contingent compensation matrix for each eligible grade level. Each such matrix provided a range of potential award amounts designed to be competitive for individuals at that level. Upon the attainment of targeted performance, the matrices provided for an award equal to 48% of the salary range midpoint in the case of the lowest executive officer grade level and 66% of salary in the case of the Chief Executive Officer; in each case, lower percentages were provided for performance below the targeted level and higher percentages were provided for performance above the targeted level. Annual contingent compensation for executive officer grade levels is designed so that, upon the attainment of targeted performance, total annual cash compensation approximates the 75th percentile of the Forest Products Group and the median of the General Industrial Group.

     The annual contingent compensation award for each individual was determined after the end of the year in accordance with the matrix for his or her grade level based upon three performance measures, discussed below: the Company's performance rating, the individual's performance rating and the Company's earnings per share.

     The Company's performance rating - performance in relation to plan: At the beginning of 1995, each of the Company's four principal business units adopted various performance objectives for the year. At the end of the year, actual performance in relation to the established objectives resulted in a below-target, target or above-target rating for each of the business units and for the Company as a whole. The following performance measures had the indicated relative weights in determining the Company's performance rating: productivity
- -- 30%; product quality,
organizational development and safety -- 30%; cost containment -- 25%; working capital management -- 10%; and profit from operations -- 5%. Reflecting the Company's outstanding operating performance, the Company's performance rating for purposes of the executive officer annual contingent compensation matrices for 1995 was above target. Actual performance met the established objectives for working capital management and exceeded the established objectives for all of the other performance measures.

     The individual's performance rating: After the end of the year, the Committee determined the individual performance rating, on a scale from one to five, for each of the executive officers. This determination typically includes the Committee's evaluation of the executive's leadership qualities and his managerial and long-term strategic planning capabilities.

     After the end of the year, a preliminary dollar amount (which may be zero) was determined for each plan participant in accordance with the annual contingent compensation matrix for his or her grade level based upon the individual's performance rating and the Company's (or, in the case of certain participants who are not executive officers, their respective business unit's) performance rating. While the relative weights of these two performance measures in determining the preliminary dollar amount varied from grade level to grade level and from point to point within the matrix for each grade level, in general the two measures had approximately equal weight for executive officer grade levels. However, only the lowest individual performance rating could result in the payment of no award at all.

     The earnings per share adjustment: The annual contingent compensation award paid to the participant was equal to the preliminary dollar amount, determined as described above, multiplied by an adjustment percentage that was a function of earnings per share for the year. In early 1995, the Committee approved a range of adjustment percentages corresponding to a range of earnings per share levels. Reflecting the Company's record earnings, the actual adjustment percentage for 1995 was 230%.

     The purpose of the earnings per share adjustment is to make annual contingent compensation sensitive to corporate financial performance as well as operating performance. The Committee approves adjustment percentages and corresponding earnings per share levels early in the year taking into consideration a number of factors, including the Company's earnings in prior years, anticipated market conditions for forest products in the current year and the cyclicality of the industry. The adjustment percentages and corresponding earnings per share levels reflect the Committee's determination of appropriate incentives to plan participants with regard to corporate financial performance.

     The Committee approved individual performance ratings for the Chief Executive Officer and each of the other four most highly compensated executive officers which, together with the Company's above-target performance rating and the 230% earnings per share adjustment percentage, resulted in the awards set forth in the bonus column of the Summary Compensation Table below. Mr. Sigler's award for 1995 was $2,530,000, which represented approximately 250% of salary. Annual contingent compensation awards for all of the executive officers for 1995 increased substantially from the reduced levels of the immediately preceding years, reflecting the record financial performance and outstanding operating performance of the Company. The Committee notes that 1995 is the first year that the Company's performance rating has been above target since the Company's previous record-earnings year of 1988, and the only year that the earnings per share adjustment percentage has exceeded 80% since the earnings per share component was incorporated in the annual contingent compensation matrices beginning in 1992.

                                 Stock Options

     Stock options are designed to provide long-term (10-year) incentives and rewards based upon an increase in the price of the Company's Common Stock. Given the vagaries of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an appropriate complement to annual contingent compensation, which is more directly dependent upon financial performance. Approximately 400 key employees, including all of the executive officers, participate in the Company's 1986 Stock Option Plan.

     Stock options are granted primarily as an incentive for the future rather than as a reward for the past. Consequently, the size of the annual option award is a function of grade level and does not vary with Company performance. The size of the annual award also is not affected by the number of options previously granted to, or held at the time by, an individual.

     Annual option awards are designed to reflect competitive practice for each eligible grade level. Annual awards for executive officer grade levels are targeted at the median of the Forest Products Group and the General Industrial Group.

     Since recent competitive practice has not changed significantly, the number of shares underlying options awarded in respect of each eligible grade level has remained constant in recent years. Accordingly, reflecting competitive practice for his grade level, Mr. Sigler has been awarded options with tandem stock appreciation rights to purchase 50,000 shares of Common Stock in each of the last four years.

                   Deduction Limit for Executive Compensation

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA") disallows a deduction for federal income tax purposes by public corporations for compensation in excess of $1 million paid in any year to any "covered employee" except under certain circumstances, including the attainment of objective performance goals. Compensation that is deferred until retirement does not count toward the $1 million limit. "Covered employees" are the individuals who, at the end of the taxable year, are the Chief Executive Officer and the other four most highly compensated officers of a company.

     Stock option compensation: Under the transition provisions of the regulations of the Internal Revenue Service, the deduction limit currently does not apply to compensation attributable to the exercise of stock options and stock appreciation rights that have been or may be granted under the Company's 1986 Stock Option Plan. The Committee expects to recommend that the Board of Directors take the necessary actions before the end of the transition period provided for in the regulations, including seeking the approval of shareholders, in order to allow the Company to continue to fully deduct compensation attributable to the exercise of non-qualified stock options and stock appreciation rights by "covered employees".

     Annual contingent compensation: The deduction limit does apply to annual contingent compensation paid to each "covered employee", to the extent that such compensation plus all other compensation (e.g., salary) subject to the deduction limit exceeds $1 million. The impact of the loss of deductions resulting from the deduction limit in OBRA was not material to the Company in 1995 and is not expected to be material to the Company in 1996.

     As discussed above, the maximum amount of annual contingent compensation that can be paid to all participants in any year is determined in accordance with a shareholder-approved, objective formula. The annual contingent compensation paid to each participant from the total pool available for awards is based on Company performance goals as well as the Committee's evaluation of individual performance. The Committee believes that this combination of objective standards and Committee judgment provides appropriate incentives and rewards to plan participants. In the Committee's view, it is important that certain key intangible factors (e.g., leadership qualities, managerial and long-term strategic planning capabilities) remain part of the determination of annual contingent compensation. Basing such compensation exclusively on one or more rigid, mechanistic standards would eliminate these intangible factors and, in the Committee's view, diminish rather than enhance incentives for plan participants.

     The Committee intends to review its position from time to time with regard to annual contingent compensation and the deduction limit in OBRA.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF
DIRECTORS:

Robert A. Charpie

Lawrence G. Rawl

John L. Weinberg

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for 1993, 1994 and 1995 of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in 1995 (collectively, the "named executives").

                           Summary Compensation Table

                                  ------------------------------------------------------------------
                                                                          Long-Term Compensation
                                                                         ------------------------
                                           Annual Compensation              Awards     Payouts
                                  -------------------------------------------------------------------------------
                                                               Other      Securities                     All
Name and                                                      Annual      Underlying                    Other
Principal                                                     Compen-      Options/    LTIP            Compen-
Position                   Year      Salary        Bonus      sation       SARs(1)     Payouts        sation(3)
                                       ($)          ($)         ($)          (#)         ($)             ($)
- -----------------------------------------------------------------------------------------------------------------
  Andrew C. Sigler,        1995   $1,000,000   $2,530,000    $ 3,555        50,000      See note 2   $138,000
  Chairman and Chief       1994      925,000      600,000     12,463        50,000      regarding      29,516
  Executive Officer        1993      890,000      220,000      5,595        50,000      the           175,276
- --------------------------------------------------------------------------------------- forfeiture  -------------
  L. C. Heist,             1995      625,000    1,438,000      3,716        35,000      of             81,508
  President and Chief      1994      575,000      375,000      6,725        35,000      restricted    118,239
  Operating Officer        1993      550,000      172,000      4,650        35,000      performance    85,451
- --------------------------------------------------------------------------------------- shares by   -------------
  Kenwood C. Nichols,      1995      500,000    1,049,000      4,674        28,000      the named     106,400
  Vice Chairman            1994      465,000      285,000      1,464        28,000      executives    107,944
                           1993      450,000      125,000      3,230        28,000      in 1993.       68,603
- ---------------------------------------------------------------------------------------             -------------
  William H. Burchfield,   1995      390,000      726,000      1,582        12,000                     43,550
  Executive Vice           1994      372,000      185,000      3,504        12,000                     81,008
  President                1993      360,000      105,000      2,238        12,000                     25,949
- ---------------------------------------------------------------------------------------             -------------
  Richard E. Olson,        1995      380,000      726,000      2,677        12,000                     52,180
  Executive Vice           1994      356,000      185,000        983        12,000                     74,541
  President                1993      345,000      105,000      2,480        12,000                     52,896
- -----------------------------------------------------------------------------------------------------------------

(1) The numbers in this column represent shares underlying options to purchase Common Stock. Each such option has a tandem stock appreciation right ("SAR"). To the extent that a stock option or an SAR is exercised, the tandem grant is canceled.

(2) Under the Company's Restricted Share Performance Plan, participants were granted restricted performance shares which were earned out or forfeited in accordance with a formula based upon return on equity and pre-tax earnings per share. No grants have been made under this plan since 1990.

    In each of 1990, 1991, 1992 and 1993, since the specified minimum return on equity objective was not attained, no shares were earned out and each participant forfeited the required portion of the restricted performance shares previously granted to him. In addition, all of the shares that remained at the end of the most recent five-year performance period on December 31, 1993 were forfeited by the participants. There currently are no restricted performance shares outstanding.

     The number of restricted performance shares forfeited by the named executives in 1993 and the value of such shares on the December 31, 1993 forfeiture date were as follows: Mr. Sigler - 20,578 shares with a value of $686,791; Mr. Heist - 17,250 shares with a value of $575,719; Mr. Nichols - 11,911 shares with a value of $397,530; Mr. Burchfield - 8,231 shares with a value of $274,710; and Mr. Olson - 9,200 shares with a value of $307,050.

(3) The amounts in this column for 1995 include matching contributions by the Company to accounts under the Savings Plan for Salaried Employees and the Nonqualified Supplemental Savings Plan, as follows: Mr. Sigler - $138,000; Mr. Heist - $48,924; Mr. Nichols - $74,446; Mr. Burchfield - $21,172; and Mr. Olson - $31,950. Company contributions are invested in shares of the Company's Common Stock under the Savings Plan for Salaried Employees, which is funded, and are made in units equivalent to shares of the Company's Common Stock under the Nonqualified Supplemental Savings Plan, which is unfunded.

    The balance of the amounts in this column for 1995 for Messrs. Heist, Nichols, Burchfield and Olson represents premiums paid by the Company under the Company's Executive Life Insurance Plan. All employees who are above a certain compensation grade level, including all of the executive officers, participate in this plan.

OPTION/SAR GRANT TABLE

     The following table sets forth information concerning the grant of stock options and tandem SARs to each of the named executives in 1995.

                           Option/SAR Grants in 1995

                                             Individual Grants                         Potential Realizable
                         ---------------------------------------------------------             Value
                         Number of                                                    at Assumed Annual Rates
                         Securities    % of Total                                               of
                         Underlying     Options/                                     Stock Price Appreciation
                          Options/        SARs       Exercise                           for Option Term(4)
                            SARs       Granted to     or Base                        -------------------------
                         Granted(1)     Employees    Price(3)        Expiration          5%            10%
Name                        (#)        in 1995(2)     ($/Sh)            Date             ($)           ($)
- --------------------------------------------------------------------------------------------------------------
Andrew C. Sigler           50,000       8.3%/19.9%    $39.125       March 15, 2005    $1,230,275    $3,117,759
L. C. Heist                35,000       5.8%/14.0%     39.125       March 15, 2005       861,193     2,182,431
Kenwood C. Nichols         28,000       4.6%/11.2%     39.125       March 15, 2005       688,954     1,745,945
William H. Burchfield      12,000       2.0%/ 4.8%     39.125       March 15, 2005       295,266       748,262
Richard E. Olson           12,000       2.0%/ 4.8%     39.125       March 15, 2005       295,266       748,262
- --------------------------------------------------------------------------------------------------------------

(1) The numbers in this column represent shares underlying options to purchase Common Stock. Each such option has a tandem SAR. To the extent that a stock option or an SAR is exercised, the tandem grant is canceled.

     All of the stock options and tandem SARs awarded to the named executives last year were granted on March 15, 1995 and became exercisable on March 15, 1996, provided the optionee remained in the Company's employ until that date. Although the Compensation and Stock Option Committee of the Board of Directors had the authority to permit the exercise of those stock options and tandem SARs at any time prior to March 15, 1996 upon its determination of the existence of a special or extraordinary situation, it did not exercise this authority.

     Reference is made to the section below captioned "Employment and Severance Agreements" for a description of the cash settlement of stock options and tandem SARs held by the named executives upon any termination of employment without cause within three years after a change in control of the Company.

(2) In this column, for each of the named executives: (i) the number on the left is the percent of the total stock option grants to employees in 1995 represented by the stock option grant to such named executive; and (ii) the number on the right is the percent of the total tandem SAR grants to employees in 1995 represented by the tandem SAR grant to such named executive. Tandem SARs were granted only to certain optionees, including all of the executive officers, in 1995.

(3) The exercise price is 100% of the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or in shares of the Company's Common Stock valued at their fair market value on the date of exercise.

(4) At the end of the term of the options granted in 1995, the price of a share of the Company's Common Stock would be $63.73 at an assumed annual appreciation rate of 5% and $101.48 at an assumed annual appreciation rate of 10%. Gains to all Common shareholders at those assumed annual appreciation rates would be approximately $2.35 billion and $5.96 billion, respectively, over the term of the 1995 options.
- --------------------------------------------------------------------------------

OPTION/SAR EXERCISE AND YEAR-END VALUES TABLE

     The following table sets forth information with respect to each of the named executives concerning the exercise of stock options and tandem SARs in 1995 and concerning unexercised stock options and tandem SARs held at December 31, 1995.

                    Aggregated Option/SAR Exercises in 1995
                         and Year-End Option/SAR Values

                       Number of
                       Securities                    Number of Securities           Value of Unexercised
                       Underlying                   Underlying Unexercised      In-the-Money Options/SARs at
                      Options/SARs     Value       Options/SARs at Year-End              Year-End(2)
                       Exercised    Realized(1)               (#)                            ($)
        Name              (#)           ($)      Exercisable   Unexercisable    Exercisable   Unexercisable
- -------------------------------------------------------------------------------------------------------------
Andrew C. Sigler         367,000    $9,385,125     188,000         50,000       $1,799,250       $143,750
L. C. Heist              155,500     4,417,125     170,000         35,000        2,313,125        100,625
Kenwood C. Nichols        34,000       813,875     126,000         28,000        1,704,500         80,500
William H. Burchfield     21,900       535,519      64,800         12,000          819,600         34,500
Richard E. Olson          35,300       891,450      24,000         12,000          316,500         34,500
- -------------------------------------------------------------------------------------------------------------

(1) The amounts reported in this column as values realized in 1995 derived from the exercise of grants that were made between 1985 and 1993.

(2) The amounts in these columns are based upon the $42.00 closing price of a share of the Company's Common Stock on December 29, 1995 on the New York Stock Exchange Composite Transactions.

PENSION PLAN TABLE

     The Company's retirement program consists of (i) a tax-qualified, funded pension plan for all non-represented salaried employees, including executive officers, and (ii) for executive officers and other key employees, a non-qualified, unfunded supplemental retirement income plan that provides benefits which, but for certain limits imposed by the Internal Revenue Code on tax-qualified plans, would be provided under the Company's qualified pension plan. The retirement program provides non-contributory benefits based upon years of service and average annual earnings for, in the case of executive officers, the highest three consecutive years in the 10 years preceding retirement. Annual earnings covered by the program consist of the salary reported in the Summary Compensation Table for that year plus the bonus paid in that year but earned in, and reported in the Summary Compensation Table for, the immediately preceding year.

     The following table sets forth, for various income and service levels, the annual benefits payable to executive officers under the Company's retirement program for life, commencing at normal retirement at 65 or upon early retirement after 62. These benefits are presented on a straight-life annuity basis and before deducting the portion of Social Security payments attributable to Company contributions as provided by the retirement program.

                               Pension Plan Table

                                      Approximate Annual Retirement Benefits
 Average       -------------------------------------------------------------------------------------
  Annual        15 Years       20 Years       25 Years       30 Years       35 Years       40 Years
 Earnings      of Service     of Service     of Service     of Service     of Service     of Service
- ----------------------------------------------------------------------------------------------------
$  500,000      $125,000       $166,667      $  208,333     $  250,000     $  291,667     $  333,333
   750,000       187,500        250,000         312,500        375,000        437,500        500,000
 1,000,000       250,000        333,333         416,667        500,000        583,333        666,667
 1,250,000       312,500        416,667         520,833        625,000        729,167        833,333
 1,500,000       375,000        500,000         625,000        750,000        875,000      1,000,000
 1,750,000       437,500        583,333         729,167        875,000      1,020,833      1,166,667
 2,000,000       500,000        666,667         833,333      1,000,000      1,166,667      1,333,333
 2,250,000       562,500        750,000         937,500      1,125,000      1,312,500      1,500,000
 2,500,000       625,000        833,333       1,041,667      1,250,000      1,458,333      1,666,667
- ----------------------------------------------------------------------------------------------------

     Average annual earnings for the highest three consecutive years in the last 10 years and presently credited years of service for the named executives are as follows: Mr. Burchfield - $718,911 / 32 years; Mr. Heist - $1,251,878 / 38 years; Mr. Nichols - $968,930 / 23 years; Mr. Olson - $706,061 / 29 years; and Mr. Sigler - $2,065,183 / 39 years.

     Messrs. Heist, Nichols and Sigler have agreements with the Company which provide for annual retirement benefits of 60%, in the case of Messrs. Heist and Nichols, and 70%, in the case of Mr. Sigler, of average annual earnings (salary and bonus) for the highest three consecutive years in the 10 years preceding retirement, provided in the case of Mr. Nichols that he remains employed by the Company until July 19, 1999. These contractual retirement benefits are payable only to the extent that they exceed the retirement benefits paid under the Company's retirement program, described above, plus the portion of Social Security payments attributable to Company contributions. The agreements also provide a survivor retirement benefit for the wives of Messrs. Heist, Nichols and Sigler equal to 60% of the retirement benefit payable thereunder to the respective executives during their lifetime. Under the agreements, upon retirement Messrs. Heist, Nichols and Sigler may elect to receive the present value of all of their retirement benefits, other than the portion attributable to the qualified pension plan, in a lump sum, subject to the approval of the Company's Board of Directors.

     Under an agreement made in 1964, Mr. Sigler is entitled to compensation based on years of service, payable over 15 years following retirement, funded by an insurance policy payable to the Company. Upon retirement after attaining age 65, Mr. Sigler would receive an annual payment of $8,251, with actuarially consistent death benefits in the event of death before retirement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has employment agreements with Messrs. Heist, Nichols and Sigler which provide for a minimum monthly salary of $30,000, $31,250 and $50,000, respectively. If employment is terminated by the Company without cause, Messrs. Heist, Nichols and Sigler are entitled to severance pay for two years (but not beyond age 65) at monthly rates of $171,917, $129,083 and $294,167, respectively, as well as the continuation for two years (but not beyond age 65) of certain employee benefits, including medical, dental and disability coverages. These agreements also provide certain retirement benefits, as discussed above under "Pension Plan Table".

     The Company has agreements with Messrs. Burchfield and Olson which provide that, if employment is terminated by the Company without cause, they are entitled to severance pay for two years (but not beyond age 65) at monthly rates of $93,000 and $92,167, respectively, as well as the continuation for two years (but not beyond age 65) of certain employee benefits, including medical, dental and disability coverages.

     All these agreements also provide that, if employment is terminated without cause within three years after a change in control of the Company: (i) severance amounts, medical, dental and disability coverages for two years and the present value of any contractual retirement benefits will become payable in a lump sum; and (ii) absent notice to the contrary from the named executive, the Company will settle his stock options and tandem SARs for cash equal to the difference between the fair market value of the option shares at the time of termination (or, if applicable and if higher, the change in control tender offer price) and the exercise price. In addition, provision is made for the payment of legal expenses up to one year's salary if the Company refuses to make required payments under the agreements and for the funding of certain of such payments by a trust when a potential change in control occurs.

     The Company's obligation to make the payments provided for in these agreements is subject to certain conditions. Such conditions require, among other things, that following termination of employment the named executive provide such assistance in litigation as may reasonably be requested by the Company and refrain from actions, such as competition against the Company and disclosure of confidential information relating to the Company, that would be materially detrimental to the Company.

     For the purpose of these agreements, "termination" means actual discharge as well as specified types of constructive discharge, including diminution of title, responsibility or salary below the specified minimum. "Cause" means (i) a breach by the named executive of his agreement which results in material injury to the Company, or (ii) an act of dishonesty constituting a felony and resulting or intended to result in personal gain at the expense of the Company. "Change in control" means (a) the acquisition by any person of securities representing 30% or more of the combined voting power of the Company's securities, (b) a change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period, or (c) approval by shareholders of the liquidation of the Company or the disposition of all or substantially all of its assets.

     The Company has an agreement with Mr. Sigler which provides for the performance of consulting services for five years following termination of his employment. In consideration for such services, Mr. Sigler will receive $200,000 per year for five years and administrative support for 10 years following termination of his employment.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN GRAPH

     The following graph presents a five-year comparison of cumulative total returns for the Common Stock of the Company, an index of peer companies (the "Commodity Paper Group") selected by the Board of Directors and the Standard & Poor's 500 Stock Index (the "S&P 500 Index"). The Commodity Paper Group consists of six other large manufacturers of commodity paper: Boise Cascade Corporation, Georgia-Pacific Corporation, International Paper Company, Stone Container Corporation, Union Camp Corporation and Weyerhaeuser Company. The graph assumes that $100 was invested on December 31, 1990 in the Common Stock of the Company, the Commodity Paper Group and the S&P 500 Index. Total return assumes the quarterly reinvestment of dividends.

                       Comparison of Five-Year Cumulative Total Return
                                       among Champion,
                           Commodity Paper Group and S&P 500 Index

      Measurement Period                              Commodity
    (Fiscal Year Covered)            Champion        Paper Group       S&P 500
1990                                   $100.00         $100.00         $100.00
1991                                     94.56          139.43          130.34
1992                                    114.11          151.13          140.25
1993                                    133.29          166.82          154.32
1994                                    146.64          173.16          156.42
1995                                    169.45          184.10          214.99

TRANSACTIONS

     Certain affiliates of Chemical Banking Corporation ("Chemical"), of which Mr. Shipley was Chairman and Chief Executive Officer and Mr. Sigler was a director, provided credit to the Company and its subsidiaries in 1995. The largest amount of borrowings by the Company and its subsidiaries from affiliates of Chemical outstanding at any time during 1995 was $394,549,788. Interest rates on virtually all of such borrowings ranged from 6.625% to 6.6875%, commitment fees on a substantial portion of the credit facilities were 15/100 of 1% and origination fees with respect to certain of such borrowings totaled $400,000. In addition, a Chemical affiliate performed underwriting services for the Company for which it was paid fees totaling $196,000, and the Company's Brazilian subsidiary invested an average of $3,600,000 in export notes purchased through a Chemical affiliate and an average of $13,000,000 in certificates of deposit issued by a Chemical affiliate.

     All transactions between the Company and its subsidiaries and affiliates of Chemical were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons. The Company anticipates that affiliates of The Chase Manhattan Corporation, with which

Chemical merged on March 31, 1996 and of which Mr. Shipley is Chairman and Chief Executive Officer and Mr. Sigler is a director, will provide similar services in the ordinary course of business in the future.

     Effective December 31, 1995, the Company renewed its director and officer liability insurance policies with Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh, Pa. and Great American Insurance Company for one year at a premium of $608,550. This information is provided in accordance with New York law and does not reflect a transaction between the Company and its directors, executive officers or shareholders.

THE AUDITORS

     The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, certified public accountants, as independent auditors for the Company for 1996, subject to approval by the shareholders at the Annual Meeting.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 1996.

OTHER MATTERS

     If the accompanying proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specifications, if any, made in the proxy. If not otherwise specified in the proxy, the shares will be voted in the election of directors for the nominees referred to above under "The Board of Directors" and for the approval of the appointment of Arthur Andersen LLP as auditors for 1996.

     It is not anticipated that any other matters will be presented to the meeting. If any other matters should be properly presented, the holders of the proxy will vote the shares represented thereby in accordance with their best judgment.

     Under the Company's By-Laws, a shareholder who intends to make a nomination for the election of directors or to submit any other proposal for adoption at any meeting of shareholders must provide written notice of such intention to the Secretary of the Company in accordance with the prescribed procedure. In general, the By-Law procedure (the full provisions of which govern) requires that such notice be received at the Company's principal executive office not less than 60 nor, in the case of director nominations, more than 90 days before the meeting and that it set forth the shareholder's name and address and the number of shares of the capital stock of the Company beneficially owned by the shareholder, together with such information about the candidate or the proposal as would be required in a proxy statement.

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive office not later than December 12, 1996. Proposals should be directed to the attention of the Secretary of the Company.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary

Stamford, Connecticut
April 11, 1996

[LOGO]

      One Champion Plaza
      Stamford, Connecticut 06921

          This document is printed on Champion(R) Register Bond/18 lb.

     This letter will accompany the 1996 Notice of Annual Meeting and Proxy Statement sent to participants who have pass-through voting rights with respect to shares of the Company's Common Stock owned by certain employee benefit plans of the Company.


TO ALL PARTICIPANTS IN
SAVINGS PLAN #077 AND SAVINGS PLAN FOR HOURLY EMPLOYEES #158
- --------------------------------------------------------------------------------

     The Annual Meeting of Champion Shareholders will be held on May 16, 1996. At this meeting, shareholders will vote on two items which are described in the Proxy Statement.

     As a participant in one or both of these plans, you have the right to instruct the Trustee how to vote your equivalent shares at the Annual Meeting. We urge you to exercise this right. In order to instruct the Trustee how to vote, you must complete and return the accompanying voting instruction card. The number of equivalent shares you can vote is shown on the reverse side of the card.

     Please review the Proxy Statement before completing the voting instruction card. The card must be returned as soon as possible but not later than May 9, 1996. A postage-paid return envelope is enclosed for your convenience. It is important to remember that if you do not return the voting instruction card in timely fashion or if you return the card unsigned, your equivalent shares will not be voted by the Trustee.

     Plan participants should let their voices be heard by exercising their right to vote on matters submitted to the shareholders. We strongly urge you to participate this year by instructing the Trustee how to vote your equivalent shares.

     Please contact the Benefits Department in Hamilton, Ohio (513-868-4615 or Chamcon 868-4615) if you have any questions.

Kenwood C. Nichols
Chairman, Pension and Employee Benefits Committee
Vice Chairman, Champion International Corporation

April 11, 1996

PROXY


                       CHAMPION INTERNATIONAL CORPORATION

                PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL
                    MEETING OF SHAREHOLDERS -- MAY 16, 1996


The undersigned constitutes and appoints ROBERT A. CHARPIE, LAWRENCE G. RAWL, WALTER V. SHIPLEY and JOHN L. WEINBERG, and each of them, attorneys and proxies, each with full power of substitution and revocation, to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 16, 1996 at 9:30 a.m. at One Champion Plaza, Stamford, Connecticut, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:


                (Continued and to be SIGNED on the reverse side)



                                                               Please mark  -----
                                                               your votes     X
                                                               like this    -----
                                                                in black
                                                               or blue ink.


                                                                       FOR ALL
                                                             WITHHOLD   EXCEPT
THE BOARD OF DIRECTORS RECOMMENDS                   FOR ALL  FROM ALL  AS NOTED*
A VOTE FOR ITEMS 1 AND 2.                           -------   -------   -------

Item 1--ELECTION OF DIRECTORS

NOMINEES:  Lawrence A. Bossidy,
           Robert A. Charpie,                       -------   -------    -------
           Alice F. Emerson, Allan
           E. Gotlieb and
           Kenwood C. Nichols.

           *Withhold from following individual
            nominees (if any):

           -----------------------------------

Item 2--Appointment of Arthur Andersen LLP as           FOR    AGAINST  ABSTAIN
        auditors for 1996.                            -------  -------  -------


                                                      -------  -------  -------



                                                        In their discretion, to vote upon such other business as may come before the meeting. THIS PROXY WILL BE VOTED AS SPECIFIED AND, IN THE
                                                    ABSENCE OF ANY SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF THE
                                                    DESIGNATED DIRECTOR NOMINEES AND FOR ITEM 2.

                                                    Dated: ___________________________________________________, 1996


                                                    ________________________________________________________________


                                                    ________________________________________________________________

                                                    Note: Please sign as name appears hereon. Joint owners should all sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.







                       CHAMPION INTERNATIONAL CORPORATION
                         VOTING INSTRUCTIONS TO TRUSTEE



Savings Plan #077                       Trustee:  The Northern Trust Company
Savings Plan for Hourly Employees #158  Trustee:  The Northern Trust Company

The undersigned hereby directs The Northern Trust Company, as Trustee of the Champion International Corporation Savings Plan #077 and the Champion International Corporation Savings Plan for Hourly Employees #158, to vote at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 16, 1996, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:



                (Continued and to be SIGNED on the reverse side)



                                                               Please mark  -----
                                                               your votes     X
                                                               like this    -----
                                                                in black
                                                               or blue ink.


                                                                       FOR ALL
                                                             WITHHOLD   EXCEPT
THE BOARD OF DIRECTORS RECOMMENDS                   FOR ALL  FROM ALL  AS NOTED*
A VOTE FOR ITEMS 1 AND 2.                           -------   -------   -------

Item 1--ELECTION OF DIRECTORS

NOMINEES:  Lawrence A. Bossidy,
           Robert A. Charpie,                       -------   -------    -------
           Alice F. Emerson,
           Allan E. Gotlieb and
           Kenwood C. Nichols.

           *Withhold from following individual
            nominees (if any):

           -----------------------------------

Item 2--Appointment of Arthur Andersen LLP as           FOR    AGAINST  ABSTAIN
        auditors for 1996.                            -------  -------  -------


                                                      -------  -------  -------



                                                       I understand that this card must be returned no later than May 9, 1996 in the enclosed envelope, if my voting instructions are to be honored. If it is not received by May 9, 1996 or if it is received but the voting instructions are invalid, my equivalent shares will not be voted.

                                                       Please complete, date and sign below exactly as your name appears on the card.


                                                    Dated: ___________________________________________________, 1996


                                                    ________________________________________________________________
                                                                        Signature of Participant






